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                                                                     Tax opinion
                                                                     Exhibit 8.1


397-3000

                                  May [___], 1998


BioChem Pharma Inc.
275 Armand-Frappier Blvd.
Laval, Quebec
Canada
H7V 4A7

Attention:  Alan De Sousa, Vice-President Corporate Finance

                      Subject: CliniChem Development Inc.

Dear Sirs:

     We have acted as Canadian counsel to BioChem Pharma Inc. ("BioChem") in connection with the proposed distribution by BioChem to its shareholders by way of a dividend-in-kind of up to 2 800 000 Class A Common Shares, without par value of CliniChem Development Inc. ("CliniChem") (the "Common Shares").

     We refer to the registration statement and the related prospectus (respectively, the "Registration Statement" and the "Prospectus") filed by CliniChem under the Securities Act, 1933 (as amended) (the "Act") in respect of the foregoing.


     In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to BioChem and CliniChem and of public officials as to factual matters and have conducted such searches in public registries in Canada as we have deemed necessary or appropriate for the purposes of this opinion but we have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the resolutions and authorities of the shareholders or directors of BioChem and CliniChem upon which we have relied has been varied, amended or revoked in any respect or has expired and that the distribution by BioChem of the Common Shares will be carried out in accordance with such resolutions and authorities and as contemplated by and described in the Registration Statement and in the Prospectus.

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     We are admitted to practice law only in the Province of Quebec, Canada and accordingly express no opinion on the laws of any jurisdiction other than the laws of Quebec and the laws of Canada as they relate to the matters therein, in force as at the date hereof.

     Based upon the foregoing, the statements in the Registration Statement and in the Prospectus under the heading "Canadian Federal Income Tax
Considerations", to the extent that they constitute matters of law or legal conclusions with respect thereto, and which have been prepared or reviewed by us, are our opinion.

     We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the aforesaid heading.

     This opinion is to be construed in accordance with and governed by the laws of the Province of Quebec.

                             STIKEMAN, ELLIOTT



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